Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan, the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan and the 10x Genomics, Inc. Amended and Restated 2012 Stock Plan of our report dated May 10, 2019, with respect to the consolidated financial statements of 10x Genomics, Inc. for the years ended December 31, 2017 and 2018 included in its Registration Statement (Form S-1 No. 333- 233361) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 11, 2019